Exhibit 10.3

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (the “Amendment”) dated this 28 day of September, 2020 (the “Effective Date”) is made by and between TWO CANAL PARK MASSACHUSETTS, LLC, a Delaware limited liability company, as successor-in-interest to BCSP CAMBRIDGE TWO PROPERTY, LLC, a Delaware limited liability company (the “Landlord”), and CARGURUS, INC., a Delaware corporation (the “Tenant”).

RECITALS:

A.WHEREAS, Landlord and Tenant entered into that certain Lease dated October 8, 2014 as amended by First Amendment dated October 27, 2015 (collectively, the “Lease”) pursuant to which Tenant leases approximately 48,059 rentable square feet on the fourth (4th) floor (the “Premises”) of the building located at Two Canal Park, Cambridge, Massachusetts (the “Building”); and

B.WHEREAS, in light of the current circumstances with respect to the Coronavirus pandemic outbreak occurring in or about March 2020 (“Covid-19”) that has had a material impact on Tenant’s business relating to the Premises, Tenant seeks adjustment from Landlord with respect to its obligations under the Lease and Landlord agrees to amend the Lease on the terms and conditions set forth herein.

AGREEMENT:

NOW THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Recitals. The recitals set forth above are incorporated herein and made a part of this Amendment as if set forth herein in full.

2.Tenant Representation. Tenant hereby represents that its business income has been materially reduced as a result of Covid-19.

3.Abatement of Parking Charges. Provided Tenant is not then in default in the observance and performance of any of the terms, covenants and conditions of this Lease, the total parking charges set forth in Section 29.12(b) of the Lease that are due with respect to the Premises shall be abated for the period commencing on September 1, 2020 and ending on December 31, 2020 (the “Adjustment Period”) during which the total parking charges shall be reduced by one hundred percent (100%) (the “Adjusted Rent”); provided, however that Tenant shall comply with all of the other terms, covenants and conditions of the Lease, including but not limited to Tenant’s continued payment of one hundred percent (100%) of all other obligations owed to Landlord under the Lease, including but not limited to Yearly Rent, Operating Costs, Taxes, utilities, rent and any other amounts due under the Lease, in accordance with terms and conditions of the Lease. For purposes of confirmation herein, the total Adjusted Rent is $30,400.00.

4.Notices. Pursuant to Article 27 of the Lease, the parties agree that Tenant’s notice address for all purposes is hereby amended as follows:

If to Tenant:	CarGurus, Inc. 2 Canal Park

Cambridge, MA 02141

Attention: Vice President, Finance and Accounting

With a copy to:CarGurus, Inc.

2 Canal Park

Cambridge, MA 02141 Attention: General Counsel

5.Confirmation of Lease. Except as amended by this Amendment, all terms and provisions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed as of the Effective Date.

LANDLORD:

TWO CANAL PARK MASSACHUSETTS, LLC

a Delaware limited liability company

By:	BAY STATE REIT, LLC
a Delaware limited liability company, its Manager

By:	U.S. REAL ESTATE INVESTMENT FUND REIT, INC.
a Delaware corporation, its Manager

By:	/s/ Thomas Taranto
Name:	Thomas Taranto
Title:	Vice President

TENANT:

CARGURUS, INC.,

a Delaware corporation

By:	/s/ Yann Gellot
Name:	Yann Gellot
Title:	VP Finance & Accounting

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